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                                                                    Exhibit 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Shareholders of
Amkor Technology, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 3 to Form S-4 of Amkor Technology, Inc. of our report dated January 17, 2003, except for Note 21, which is as of January 27, 2003, and Notes 2, 13 and 15, which are as of October 6, 2003, relating to the consolidated financial statements and financial statement schedules of Anam Semiconductor, Inc. and its subsidiary which appears in Current Report on Form 8-K/A of Amkor Technology, Inc., dated October 17, 2003. We also consent to the references to our firm under the caption "Experts" in this Registration Statement.


/s/ Samil Accounting Corporation


Seoul, Korea
October 17, 2003